                                                                    Exhibit 10.4


                        LICENSE AGREEMENT

This license agreement dated October 5, 1999, hereinafter referred to as (the "Agreement") between Spartan Sporting Goods and Fashions Inc., a New York Corporation located at 75 Front Street, Brooklyn, New York 11201, hereinafter referred to as (the "Licensor"), and Media Vision Productions Inc., a Delaware Corporation located at 105 Narcissus Avenue Suite 701, West Palm Beach, Florida 33414, hereinafter referred to as (the "Master Licensee"). Effective October 1, 1999, the corporate name of Media Visions Production, Inc. was changed to eCONTENT, Inc.

WHEREAS, The Master Licensee desires to license from the Licensor, "Spartan", hereinafter referred to as (the "Property") upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and undertaking herein contained and for other goods and valuable consideration, and intending to be legally bound, the parties agree to as follows:

TERM:
This contract begins January 1, 2000 and ends January 1, 2003

FIRST OPTION TO EXTEND:
At the end of the initial three-year term of this Agreement, the Master Licensee shall have the option to extend the term of this Agreement for an additional three-year period, provided that the following conditions are satisfied:

             1) Master Licensee is not in default under this Agreement:

             2) Master Licensee has paid all Non-Refundable Payments,
                Minimum Monthly Payments and Quarterly Royalty Payments on a timely basis; and

             3) During the previous three-year period, Master Licensee has paid Licensor a minimum of Seven Hundred Thousand Dollars ($700,000.00) in Non-Refundable Payments, Minimum Monthly Payments and Quarterly Royalty Payments under this Agreement.


SECOND OPTION TO EXTEND:
At the end of the first option period, the Master Licensee shall have the option to extend the term of this Agreement for an additional three-year period, provided that the following conditions are satisfied.

             1) Master Licensee is not in default under this Agreement:

             2) Master Licensee has paid all Non-Refundable Payments,
                Minimum Monthly Payments and Quarterly Royalty Payments on a timely basis; and

             3) During the previous three-year period, Master Licensee has paid
                Licensor a minimum of One Million Dollars ($1,000,000.00) in Non-Refundable Payments, Minimum Monthly Payments and Quarterly Royalty Payments under this Agreement.

LICENSE:
The Licensor hereby grants to the Master Licensee, the exclusive right, through any and all sales channels, to the names Spartan, Spartan Sporting Goods & Fashions, and all images, logos, trademarks, classifications, copyrights and product lines owned by Spartan and Spartan Sporting Goods & Fashions, as set forth in Exhibit "A", page 9 attached hereto for the following categories.

       1)    All men, women and children's apparel.
       2)    All sports, gym and exercise equipment.
       3) All accessories (mutual agreement by both parties on certain products).

The Licensor shall provide to the Master Licensee, a copy of all trademarks, copyrights, logos, and images, to which it has any proprietary rights. The Licensor further agrees to the Master Licensee that the Licensor will maintain such rights for the term of this Agreement.

The Master Licensee shall have as the Licensor has, the right to promote and publicize through all Media including but not limited to TV, radio, Internet, mail and the use of celebrity spokespersons to enhance and create the demand for Spartan and the sales of its products.

OWNERSHIP OF RIGHTS:
U.S. Patent and Trademark Washington D.C. registration 1,984,904.
International number 22,23,25,28,38,39,50.

SALES CHANNELS:
a. Sales channels shall mean sales of goods by Master Licensee, directly or through its authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors, to or through any source.
b. Mail order sales shall mean sales of goods by Master Licensee directly or through its authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors to consumer through mail solicitation of any type.
c. Media sales shall mean sales of goods by Master Licensee directly or through its authorized sub-licensees, manufacturers, wholesalers, representatives, and distributors through all media, including but not limited to radio, print, mail, telemarketing, and television of any kind.

d. The Licensor and The Master Licensee shall have equal rights to sell on the Licensor's existing website, i.e. spartanusa.com, and any future websites that the Licensor or the Master Licensee may create. In the event of a default of this Agreement, (as described on Page 6, (RIGHT OF TERMINATION) all rights, titles and interests in the Licensor existing website, i.e. spartanusa.com or Master Licensee Websites shall automatically revert back to Edward Post.
e. Direct sales mean any products manufactured or distributed by Media Vision Productions Inc., without a sub-license or wholesaler. Direct sales do not include sales through mass marketers, i.e. Wal-Mart Stores, Kmart, Target, and national chains, etc. or sales through public broadcast television.
     The Licensor shall receive 10% of all monies received by Media Vision Productions Inc., from direct sales of the product, i.e. all shopping from home TV networks or channels, infomercials, print ads, telemarketing, direct mail, credit card syndication, specialty store, Internet or any other outlet for direct sales. However, this provision shall not preclude the Licensor from selling its existing products or any new products that may be developed by them through their existing website.
f. The Master Licensee must supply to the Licensor, a copy of any and all transactions with its present or future authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors, etc., regarding the Property, within 72 hours of such transactions.

ASSIGNMENT:
This agreement can be assigned without restriction by Master Licensee to any entity that would not be: "IN CONFLICT OF INTEREST" -- "OR IN COMPETITION WITH" the existing logos, trademarks, copyrights, related names and product of licensor i.e. "EVERLAST", "FILA", AND "B.U.M. SPORTS".

TERRITORY:
The World excluding Europe (with the exception of all Internet Marketing which is worldwide) and the exception of mass marketers i.e. international equivalent:
Wal-Mart, Kmart, Target, etc. The Licensor has the first right of refusal to develop a mutually acceptable marketing proposal for other countries. In such event, the Master Licensee will receive 30% of all income generated therefrom.

ROYALTY PAYMENTS AND REPORTINGS:
For the use of the Property, the Master Licensee shall pay to the Licensor, a royalty that is equal to thirty percent (30%) of all royalty income received by Master Licensee on all sales of goods and including any down-payments, bonuses, "up-front", or any other monies the Master Licensee may receive from any of its sub-licensees, manufacturers, wholesalers, representatives or distributors and all sources on all sales. It is understood that Licensor will receive 40% of all royalty income received by Master Licensee on all sales of goods and including any down payments, bonuses, "up-front", or any other monies the Master Licensee may receive from wholesalers, representatives or distributors and all sources on all sales of underwear and swimwear. The Licensor shall also receive 50% of all royalty income received by the Master Licensee on all sales of goods and including any down-payments, bonuses, "up-front", or any other monies the Master

Licensee may receive from any of its sub-licensees, manufacturers, wholesalers, representatives or distributors and all sources on all Internet sales, as described on Page 2, LICENSE. The Licensor shall continue to receive 100% of the income and royalty of all sales generated from its own and existing website, i.e., spartanusa.com, with any and all existing products, through the life of this contract. The royalties shall be paid by Master Licensee not later than the 30th day after the close of every calendar quarter during the original term of this Agreement and any extension thereof, and thereafter so long as any sales are made by the Master Licensee pursuant to this Agreement. At the end of each quarter, the Master Licensee shall furnish the Licensor with a full and complete statement showing the number of goods that have been sold by the Master Licensee or its authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors during the preceding calendar quarter, and the sales price of such goods. All late payments hereunder shall be subject to a 2% per month (24% annual) late charge. It is further understood, that the Licensor may develop and market a "high-end/high price point" line of Spartan related fashion. The Master Licensee will receive 30% of all royalties emanating from sales of the "high-end/high price point" line to sources, which Licensor had not done business with prior to execution of this contract. In this regard, the Licensor shall provide the Master Licensee reciprocal records and bookkeeping obligations. Master Licensee shall have complete discretion to establish royalty ratios and other terms for any of its sub-licenses under this Agreement.



NON-REFUNDABLE PAYMENTS: (SEE ADDENDUM FOR STOCK TRANSACTION)
The Master Licensee shall also pay to Edward Post, the following annual non-refundable license fee for the use of the Spartan name by January 1 of each year during the term of this Agreement and any extension thereof.

          YEAR                                    ANNUAL LICENSE FEE
          ----                                    ------------------
1 -- JANUARY 1, 2000                                   $25,000
2 -- JANUARY 1, 2001                                   $25,000
3 -- JANUARY 1, 2002                                   $25,000
4 -- JANUARY 1, 2003                                   $30,000
5 -- JANUARY 1, 2004                                   $36,000
6 -- JANUARY 1, 2005                                   $43,200
7 -- JANUARY 1, 2006                                   $51,850
8 -- JANUARY 1, 2007                                   $62,200
9 -- JANUARY 1, 2008                                   $74,650

The annual license fee shall be in addition to the normal royalty payments. The non-refundable payments will be added along with all Quarterly Royalty Payments and any Cumulative Payments for third year renewal and new renewals.

MINIMUM MONTHLY PAYMENTS:
The Master Licensee also agrees to transfer, on a monthly basis, by electronic funds from the bank account of the Master Licensee to the Licensor's Spartan bank account, the following monthly minimum payments, starting January 1, 2000, and on the 1st day of each month thereafter during the term of this Agreement and any extensions thereof.

YEAR                               NUMBER OF PAYMENTS             MONTHLY PAYMENT
----                               ------------------             ---------------
1 - JANUARY 1, 2000                        12                         $ 5,000
2 - JANUARY 1, 2001                        12                         $ 6,000
3 - JANUARY 1, 2002                        12                         $ 7,200
4 - JANUARY 1, 2003                        12                         $ 8,640
5 - JANUARY 1, 2004                        12                         $10,368
6 - JANUARY 1, 2005                        12                         $12,442
7 - JANUARY 1, 2006                        12                         $14,930
8 - JANUARY 1, 2007                        12                         $17,916
9 - JANUARY 1, 2008                        12                         $21,500

The minimum monthly payments shall be credited as a payment against the Quarterly Royalty Payments to be paid by the Master Licensee.

FIRST CONTRACT (ADDENDUM): SEE PAGE 10

STOCK CONTRACT (ADDENDUM): SEE PAGE 11

BOOKS AND RECORDS:

The Master Licensee shall keep full, complete and accurate books of account and records covering all transactions relating to the subject matter of this Agreement. The Licensor, through its authorized representative shall have the right to examine such books of account and record and other documents and material in Master Licensee's possession or under its control insofar as they relate to the manufacture and sale of Spartan goods. The Licensor and its representative shall have the right to inspect the Master Licensee's books or records during normal business hours at any given time. However, if such inspection should reveal that the Master Licensee has underpaid the Quarterly Royalty Payments that are supposed to be payable to the Licensor of more than $1,000.00, the Master Licensee shall pay or reimburse the Licensor all costs in connection with such inspections including reasonable accounting and legal fees as well as interest on any amount that is determined to be due to Licensor.

QUALITY:

Master Licensee acknowledges that if the goods manufactured and sold by its representatives are of inferior quality in material and workmanship, the substantial goodwill which the Licensor has built up and now possesses in the property will be impaired. Accordingly, Master Licensee warrants that the goods will conform to industry acceptable standards for appearance and quality. In the event there is an occurrence connected with the quality of the goods which reflects unfavorably upon Licensor, the Licensor shall have the right to withdraw its approval of such goods. Thereafter, the Master Licensee and its authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors, shall immediately cease producing such goods, until such time as such goods are brought back to quality standards as stated above. If the Master

Licensee and its authorized sub-licensees, manufacturers, wholesalers, representatives, or distributors shall thereafter continue to manufacture or distribute unacceptable goods, the Master Licensee shall be obligated to pay the Licensor the sum of $1,000.00 per day as liquidated damages for violating this Agreement.

ADDITIONAL RIGHTS:

     a. The Licensor and the Master Licensee have equal rights to manufacture and sell "Spartan" products to gyms.

     b. Licensor and Master Licensee have equal rights to manufacture and sell "Spartan" products to professional athletes.

     c. Licensor and Master Licensee have equal rights to offer "Spartan" products through mail order.

     d. Licensor and Master Licensee have equal rights to sell "Spartan" products on the Web, Internet.

     e. Licensor may develop and market Spartan software and hardware goods for hunting, fishing and camping, and offer Master Licensee a sixty day first right of refusal to develop a mutually acceptable marketing proposal. In the event that Licensor markets aforementioned, Master Licensee will receive 30% of all income generated from these products.

     f. The Licensor has the rights to software and hardware goods, developed for any athlete which Spartan had dressed prior to the date of this Agreement and marketed through any sales channel Spartan has used prior to this Agreement and market it through any sales channel currently used by Spartan. To name a few: George Foreman, Larry Holmes, Lennox Lewis, Andrew Golota, Tim Witherspoon, Mitch Green, Pinklon Thomas, James Smith, Selko Marovic, Iran Barkley, B.J. Bonkavich, Angel Manfredy, Zabiel Judah, Shamir Reyes, etc.

RIGHT OF TERMINATION:

Without prejudice and any other rights, Licensor shall have the right to terminate this agreement upon written notice to Master Licensee at any time that the following may occur:

     a. If the Master Licensee fails to comply with any provisions of this Agreement and including the addendum from Media Vision Productions, Inc. or its assigns, or to deliver any of the statements herein referred to, and as such default shall continue for a period of thirty working days after written notice of such default is sent by Licensor to Master Licensee.

     b. If the Master Licensee fails to obtain two fully executed general releases by the principals of Fitness Licensing Corp., which releases are to be attached as addendums to this agreement and made a part hereof.

     c. If Master Licensee is involved in any act of bankruptcy or insolvency then Licensor shall have the right to terminate this agreement and all rights stated in this agreement revert back to Licensor.

     d. In the event of the occurrence of (A), (B), or (C) above, or the expiration of the term of this Agreement, all Spartan licenses and all its images, logos, trademarks, classifications, copyrights or any product lines will revert back to Edward Post as his property.

GOVERNING LAW; ARBITRATION:

This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Other than with respect to injunctive or equitable relief sought by any party to this Agreement, all disputes arising under this Agreement shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by three arbitrators appointed in accordance with the Rules. Any such arbitration shall be held in West Palm Beach, Florida pursuant to the laws of the State of Florida unless the parties hereto mutually agree in writing upon some other location for arbitration. The arbitrators shall be empowered to award punitive, exemplary and/or consequential damages to any party. There shall be no consolidation of this arbitration with any other dispute or proceeding involving third parties. The provisions of this Agreement shall prevail in any case on inconsistency between the Rules and this Agreement.

PUBLICITY:

The Master Licensee shall not issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, that would impair the name, trademark, reputation, or product classification of Spartan or Spartan Sporting Goods & Fashions, Inc..

COUNTERPARTS:

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute but one and the same instrument. One or more counterparts of this agreement may be delivered via Telecopier, with the intention that they shall have the same effect as the original counterpart hereof.

FURTHER ASSURANCES:

Each one of the parties shall execute and deliver such documents and take such action, as shall be reasonably requested by any other party hereto carry out the transactions contemplated by this Agreement.

ATTORNEYS' FEES:

In the event that a suit for the collection of any damages resulting from or for the injunction of any action constituting a breach of any term of or provisions of this Agreement, the prevailing party shall pay all reasonable costs, fees and expenses of the non-prevailing party.

ENTIRE AGREEMENT:

The Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, arrangements, understandings and agreements, both oral and written, among the parties hereto with respect to such subject matter.

SALES AFTER EXPIRATION:

Upon expiration or termination for whatever reason of this Agreement, the Master Licensee shall not be permitted to sell or ship its remaining inventory of goods following the termination date of this Agreement without the express written consent from the Licensor, which shall not be unreasonably withheld.

AMENDMENTS AND WAIVERS:

This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved, in writing by the parties.

NOTICES

All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Licensor or the Master Licensee at the address set forth below or to such other address as may be furnished in writing to the other parties hereto. A notice shall be deemed effective (1) upon delivery, if by hand, (ii) on the date faxed or electronically transmitted, if confirmation of such transmission is obtained, and (iii) upon the third day following mailing as set forth above.

IF TO THE LICENSOR:             Edward Post, President
                                Spartan Sporting Goods & Fashions, Inc.
                                75 Front Street
                                Brooklyn, NY 11201

IF TO THE MASTER LICENSEE:      William H. Campbell
                                Executive Vice President/Corporate Secretary
                                Media Visions Productions, Inc.
                                105 S. Narcissus Ave., Suite 701
                                West Palm Beach, Florida 33401

IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year set forth above.

LICENSOR:                                MASTER LICENSEE:

SPARTAN SPORTING GOODS &                 MEDIA VISIONS PRODUCTIONS, INC.
     FASHIONS, INC.


By:  /s/ Edward Post                     By:  /s/ William H. Campbell
    ---------------------------------        ---------------------------------
         Edward Post, President                     William H. Campbell
                                                 Executive Vice President/
                                                    Corporate Secretary

                                 EXHIBIT "A"


      [Attach List of Licensed Trademarks, Copyrights, Logos, Names, Designs,
                             etc. as Exhibit "A"]

                          THE UNITED STATES OF AMERICA

                                     [LOGO]

                          CERTIFICATE OF REGISTRATION

     This is to certify that the records of the Patent and Trademark Office show that an application was filed in said Office for registration of the Mark shown herein, a copy of said Mark and pertinent data from the Application being annexed hereto and made a part hereof,

     And there having been due compliance with the requirements of the law and with the regulations prescribed by the Commissioner of Patents and Trademarks,

     Upon examination, it appeared that the applicant was entitled to have said Mark registered under the Trademark Act of 1946, as amended, and the said Mark has been duly registered this day in the Patent and Trademark Office on the

                               PRINCIPAL REGISTER

to the registrant named herein.

     This registration shall remain in force for TEN years unless sooner terminated as provided by law.

                                       In Testimony whereof I have hereunto set my hand and caused the seal of the Patent and Trademark Office to be affixed this ninth day of July 1996.
            [SEAL]

                                                 /s/ Bruce Lehman

                                       Commissioner of Patents and Trademarks

INT. CLS.: 25 AND 28

PRIOR U.S. CLS.: 22, 23, 38, 39 AND 50
                                                              REG. NO. 1,984,904
UNITED STATES PATENT AND TRADEMARK OFFICE                REGISTERED JULY 9, 1996
--------------------------------------------------------------------------------

                                   TRADEMARK
                               PRINCIPAL REGISTER

                                     [LOGO]


SPARTAN SPORTING GOODS MFG. CORP.
  (NEW YORK CORPORATION)
80 WALL ST.
NEW YORK, NY 10005

     FOR CLOTHING SOLD IN HOTELS, SOUVENIR SHOPS, MAIL ORDER CATALOGS, HEALTH SPAS AND GYMS AND MADE OF SILK, SATIN, RAYON, NYLON, POLYESTER, WOOL, SPANDEX, LEATHER, SILK VELVET, NEOPRENE, VINYL, PLASTIC, ACETATE, NAMELY ROBES, SHORTS, SWEAT PANTS, SWEATSHIRTS, JACKETS, JOGGING SUITS, T-SHIRTS, TANK TOPS, CAPS, BOXING TRUNKS, BRIEFS AND SOCKS, IN CLASS 25 (U.S. CLS. 22 AND 39).

     FIRST USE 0-0-1954; IN COMMERCE 0-0-1954

     FOR BOXING EQUIPMENT, NAMELY BOXING GLOVES, BOXING HEADGEAR, BOXING PROTECTIVE CUPS, BOXING HEAVY BAGS, BOXING SPEED BAGS, BOXING EQUIPMENT BAGS, BOXING DOUBLE END BAGS AND BOXING GYMNASIUM EQUIPMENT, NAMELY SKIP ROPE, ANKLE AND WRIST WEIGHTS, CHINNING BARS, PUSH-UP FLOOR BARS, WEIGHTLIFTING BELTS, WEIGHTLIFTING GLOVES, DUMBELL AND BARBELL RACK, CHEST PULLEY WEIGHTS, HAND GRIPS, WAIST TRIMMER, EXERCISE TRAINING MAT, WHEEL EXERCISER, TENSION BENDER BAR, NECK DEVELOPER, MEDICINE BALL, HAND WRAPS, MOUTHPIECES, TARGET PUNCH MITTS, BOXING RING, RING PADDING, RING ROPES, TURNBUCKLES, CORNER CUSHIONS, RING CANVAS, CORNER STOOL, RING BELL AND RING STAIRWAY, IN
CLASS 25 (U.S. CLS. 22, 23, 38 AND 50).

     FIRST USE 0-0-1954; IN COMMERCE 0-0-1954.

     SER NO. 74-259,488. FILED 12-16-1991.

ANDREW LAWRENCE, EXAMINING ATTORNEY

                    ADDENDUM (INVOLVING FIRST CONTRACT)
                                MARCH - 1999


     The parties agree that the March - 1999 contract between Spartan and Fitness Licensing signed on their behalf is hereby declared null and void, however the parties agree that Ed Post will retain the non-refundable payment of $25,000.00 and 15,000 unrestricted shares of Media Vision Productions, Inc., paid in connection with the execution of this October 5, 1999 Agreement.

                                 ADDENDUM

     "Media Vision Productions, Inc. hereby agrees to issue to Edward Post 35,000 shares of common stock in the corporation. The stock shall be issued to Mr. Post within sixty (60) days of the execution of the License Agreement by Mr. Post. The shares shall bear a restrictive legend for a period of one year from the date of the execution of the License Agreement by Mr. Post."

                                ADDENDUM
                TO LICENSE AGREEMENT DATED OCTOBER 5, 1999
           BETWEEN SPARTAN SPORTING GOODS AND FASHIONS, INC. AND
                         MEDIA VISION PRODUCTIONS, INC.


                             GENERAL RELEASE

     I, FRED VILLARI, grant this release to Edward Post, Spartan U.S.A., and Spartan Sporting Goods & Fashions, Inc. ("Spartan"), a New York Corporation.

1. I understand that I will not receive any monetary or material compensations in connection with the License Agreement dated
     March 26, 1999, between Edward Post, Spartan U.S.A., Spartan Sporting Goods & Fashions, Inc., and Fitness Licensing Corporation, a Florida Corporation which was purchased by Media Vision Productions Inc., a Delaware Corporation.

2. I understand that Spartan has the sole right to assign licensing rights to its products and logos, etc.

3. I also understand that Media Vision Productions Inc., has entered into a Licensing Agreement wtih Spartan, dated October 5, 1999, and that I have no involvement whatsoever in this new Agreement.

4. I agree to hold Edward Post, Spartan U.S.A., Spartan Sporting Goods & Fashions, Inc., and any authorized third parties, harmless in connection with my previous participation with the company.


Dated:  Oct. 5th, 1999                           /s/ Fred Villari, President
                                                 -------------------------------
                                                 FRED VILLARI, President
                                                 Fitness Licensing Corp.
                                                 105 S. Narcissus, Suite 701
                                                 West Palm Beach, Florida  33401

Sworn to before me
this ___ day of ______________, 1999


                                                 -------------------------------
                                                 Notary Public

                                ADDENDUM
                TO LICENSE AGREEMENT DATED OCTOBER 5, 1999
           BETWEEN SPARTAN SPORTING GOODS AND FASHIONS, INC. AND
                         MEDIA VISION PRODUCTIONS, INC.


                             GENERAL RELEASE

     I, MICHAEL GILBERT, grant this release to Edward Post, Spartan U.S.A., and Spartan Sporting Goods & Fashions, Inc. ("Spartan"), a New York Corporation.

1. I understand that I will not receive any monetary or material compensations in connection with the License Agreement dated
     March 26, 1999, between Edward Post, Spartan U.S.A., Spartan Sporting Goods & Fashions, Inc., and Fitness Licensing Corporation, a Florida Corporation which was purchased by Media Vision Productions Inc., a Delaware Corporation.

2. I understand that Spartan has the sole right to assign licensing rights to its products and logos, etc.

3. I also understand that Media Vision Productions Inc., has entered into a Licensing Agreement wtih Spartan, dated October 5, 1999, and that I have no involvement whatsoever in this new Agreement.

4. Specifically I, Michael Gilbert, release Edward Post, Spartan U.S.A., and Spartan Sporting Goods & Fashions Inc., from all previous licensing agreements with any other company and any and all previous finders fees, commissions, or other monies which may have derived from the previous agreements, whether oral or written.

5. I agree to hold Edward Post, Spartan U.S.A., Spartan Sporting Goods & Fashions, Inc., and any authorized third parties, harmless in connection with my previous participation with the company.


Dated:  Oct. 5th, 1999                           /s/ M. L. Gilbert
                                                 -------------------------------
                                                 MICHAEL GILBERT, Vice President
                                                 Fitness Licensing Corp.
                                                 105 S. Narcissus, Suite 701
                                                 West Palm Beach, Florida  33401

Sworn to before me
this ___ day of ______________, 1999


                                                 -------------------------------
                                                 Notary Public